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                                    SPECIMEN
                       NEW DIRECTIONS MANUFACTURING, INC.
                   AUTHORIZED: 25,000,000 SHARES COMMON STOCK
                                  NO PAR VALUE


     This Certifies that ___________________________________________ IS THE
RECORD HOLDER OF __________________________________________________________
Shares of New Directions Manufacturing, Inc. common stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

     Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:__________________________

________________________________               ________________________________
                       Secretary                                      President